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                REALTY AMERICA GROUP AND BEHRINGER HARVARD FUNDS
            ACQUIRE HOTEL SITE AT CENTRAL AND MOCKINGBIRD IN DALLAS
             KIMPTON HOTELS & RESTAURANTS IN NEGOTIATIONS TO MANAGE
                             FOUR-STAR PALOMAR HOTEL


DALLAS (NOV. 8, 2004) - Realty America Group and Behringer Harvard Funds announced today the acquisition and redevelopment of the former Mockingbird Hilton Hotel, a 5.4 acre site located at Mockingbird and Central Expressway in Dallas, immediately adjacent to the Mockingbird DARTRAIL station, Southern Methodist University and the Park Cities. The site, purchased this week by a joint venture of Realty America Group and Behringer Harvard Short-Term Opportunity Fund I LP, will undergo a planned $80 million renovation and new development to include a 4-star lifestyle hotel, high-rise luxury condominiums and retail, all scheduled for completion second quarter 2006.

"This landmark site is a jewel in the rough and a strategic fit within the Behringer Harvard Short-Term Fund portfolio and will benefit from strong local demographic demand for the urban resort lifestyle," said Robert Behringer, the founder and CEO of Behringer Harvard Funds. "Partnering with Realty America Group will help ensure the timely construction, ambience and quality finish-out of the development."

"Robert Behringer's Investment Funds and I have partnered in successful real estate transactions together since the late 1980's and have great respect and trust in each other's abilities," said Kip Sowden, principal, Realty America Group. "This acquisition and development marks the third time our respective companies have joined forces this year to bring our disciplines and expertise to the table to pursue uniquely attractive real estate investments."

The site was originally developed and designed by Tycher Properties and acclaimed architect Ralph Kelman in 1967 as The Mockingbird Hilton. The nine-story hotel structure is expected to return to its former glory as the Hotel Palomar--a sophisticated brand of Kimpton Hotels & Restaurants. Dallas based architectural firm, three, which has designed four-and five-star hotels including the Mandarin Oriental, Raffles and The Peninsula Hotel, has been selected to work with Kimpton's design team to transform the hotel tower into a 185-room, four-star lifestyle hotel. Kimpton, who is negotiating to manage and operate the hotel and restaurant, is a San Francisco based company that is the leading lifestyle hotel company and is credited by many as starting the boutique hotel concept. It is intended that the Hotel Palomar and Condominiums will reflect the heyday of Dallas in the

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1960's and 1970's, when the bar at Trader Vic's reigned supreme and SMU benefactor Bob Hope had his penthouse suite upstairs.

"Each of our hotels tells a story, and we are looking forward to implementing our signature style through renovations that will allow us to highlight the Mockingbird's rich history and share its unique story," said Niki Leondakis, chief operating officer of Kimpton Hotels & Restaurants. "The creative services and amenities which will be offered at the Hotel Palomar will embody the elements of the Kimpton brand--care, comfort, style, flavor and fun. Realty America Group and Behringer Harvard Funds have purchased a unique jewel of a hotel, and we believe affiliating with them will be a great introduction for us into the Dallas market."

Development plans also include a new nine-story condominium tower south of the hotel which will contain approximately 60 residences. Plans also include luxury penthouse condominiums atop the hotel tower as well as contemporary loft-style condominiums facing Mockingbird Lane. Over 25,000 square feet of ground floor retail space will also be developed into an overall development that is being termed Dallas' first "urban resort" development.

According to Realty America Group's co-founder Jeff Berry, "There is not a better location in the entire DFW Metroplex for a first class mixed-use urban lifestyle development anchored by the only Kimpton Hotel in Texas." The condominiums have been designed to include large terraces and expansive windows and all residences will have views of either Downtown and East Dallas or the Park Cities.


Realty America Development, a division of Realty America Group, is headed by real estate industry veteran Phil Brosseau who will oversee the development. Sam Gillespie will assume the developmental oversight role for Behringer Harvard Funds. Mr. Gillespie recently joined Behringer Harvard Funds after a 21-year career with Trammell Crow where he last served as Managing Director of National Accounts.

"We are excited that luxury high-rise condominiums with four-star hotel services will soon be available in the Park Cities area," said Allie Beth Allman, founder of Allie Beth Allman & Associates, who will market the residential portion of the development. "Two officers of our company, Kyle Crews, who has many years of high-rise marketing and sales experience along with Juli Harrison who is highly respected for her knowledge of Park Cities real estate, will manage our on-site sales team."

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One, two and three bedroom floor plans ranging in size from 900 to almost 3,000 square feet will be available in the new condominium tower. Two 5,000 square foot penthouses will be available for purchase atop The Hotel Palomar, and eight two-story loft condominiums will be built above the space formerly occupied by Trader Vic's restaurant. Condominium homes will sell from the $300,000s to $1.6 million, according to Allman. Sales will commence in January.

Allman added that the sales success of the W Hotel Condominiums in the Victory area and the quick absorption of The Residences at The Ritz Carlton in Uptown prove the desirability of condominiums with hotel services. "Our buyers will have direct access to The Palomar Spa and wonderful restaurants, 24-hour room service and concierge--at a much more affordable price than comparable developments. And our condominium homes will be available soon as occupancy is scheduled for Spring 2006."

Response from Dallas City Hall to the news that this once pristine site, now in disrepair, would be redeveloped as a luxury mixed-use "urban resort" development was favorable. "Dallasites familiar with Kimpton Hotels know that Bill Kimpton is credited for starting the boutique hotel movement--along with the incredible level of guest services--back in 1981 when he opened his first hotel in San Francisco", said Dallas City Councilperson Veletta Forsythe-Lill. "With each of their 40 Hotels original in concept and design, it is exciting that Texas is getting its first Kimpton Hotel here in Dallas. It is especially gratifying for those of us who loved Marty and Fred Tycher's Mockingbird Hilton Hotel, for years the finest in the city, to see it restored to an even higher level of quality and service."

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ABOUT REALTY AMERICA GROUP:
Realty America Group was formed to apply its combined Principals' expertise on a national scale in partnership with its correspondent and client lending institutions, both mortgage and equity investments. The company specializes in real estate brokerage, real estate finance, real estate investment, and real estate development. It is Realty America Group's ability to quickly and accurately identify the risks and opportunities involved in a real estate transaction that has attributed to the rapid growth and success of the company. It is that appreciation for the marketplace that enables Realty America Group to assist clients. Based on Realty America Group's insights, their institutional investors have been successful in the disposition, acquisition, financing and development of their commercial real estate portfolios.

During their years in the real estate industry, principals of Realty America Group have successfully transacted nearly 3 billion dollars in commercial real estate for many of the nations largest institutional investors. Their specialty is complex and specialized deals that require "out of the box" ingenuity.

ABOUT BEHRINGER HARVARD FUNDS:
Behringer Harvard Funds is a national real estate investment fund sponsor offering a family of real estate funds to the public through the independent broker dealer community. Its three finite-life, non-listed, public funds offer their securities in best efforts public offerings and seek to produce attractive returns to their investors through a balance of current yield and capital appreciation. Behringer Harvard Funds also sponsors 1031 tenant in common securities offerings that invest in institutional quality commercial real estate.

ABOUT KIMPTON:
Kimpton is a San Francisco-based company known for its collection of stylish independent lifestyle hotels that are coupled with fine chef-driven restaurants. Founded in 1981, the company currently operates 38 hotels and restaurants across the United States and Canada. Kimpton's combination of unique design, outstanding service and an adjacent destination restaurant has proven a great success. Kimpton's signature elements are care, comfort, style, flavor and fun. The company recently opened the Onyx Hotel in Boston, and 70 Park Avenue Hotel in New York City. Kimpton will re-launch the Mayfair Hotel & Spa in Coconut Grove, Florida in early 2005 and the Hotel Solamar will open in San Diego in April of 2005. Kimpton will also be expanding to South Beach, Florida in 2005 and additional projects are also underway in Chicago and the Washington D.C. area.



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THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO THE BUSINESS AND
FINANCIAL OUTLOOK OF BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP. WHICH ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES, FORECASTS AND PROJECTIONS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY SUCH STATEMENTS. A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE. SUCH FACTORS INCLUDE THOSE DESCRIBED IN THE RISK FACTORS SECTIONS OF THE PROSPECTUSES FOR THE PUBLIC OFFERING OF EQUITY OF BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP. FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT SPEAK ONLY AS OF THE DATE ON WHICH SUCH STATEMENTS WERE MADE AND WE UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS THAT BECOME UNTRUE BECAUSE OF SUBSEQUENT EVENTS. WE CLAIM THE SAFE HARBOR PROTECTION FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.


COMPANY CONTACT


M. JASON MATTOX, Senior Vice President
Behringer Harvard REIT I, Inc.
(866) 655-3600
JMATTOX@BHFUNDS.COM

KIP SOWDEN, principal
Realty America Group
(214) 522-3300
KSOWDEN@REALTYGROUPAMERICA.COM


KYLE CREWS, Vice President
Allie Beth Allman and Associates
(214) 538-1310
KYLE@ALLIEBETHALLMAN.COM


JEREMY ANDRUS, director of strategic development
Kimpton Hotels and Restaurants
(415) 955-5451
JEREMY.ANDRUS@KIMPTONGROUP.COM


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